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                                                                     EXHIBIT 2.3


                             SECOND AMENDMENT TO THE

                          AGREEMENT AND PLAN OF MERGER


        THIS SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this "Second Amendment"), is made and entered into as of the 31st day of July, 2001, by and among SONICBLUE INCORPORATED, a Delaware corporation ("Parent"), REWIND ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and REPLAYTV, INC., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

        WHEREAS, Parent, Merger Sub and the Company executed an Agreement and Plan of Merger, dated as of March 23, 2001 (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of the Merger Agreement, as amended by that certain First Amendment to the Agreement and Plan of Merger, dated as of May 22, 2001 (the "First Amendment").

        WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as provided herein:

        NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

        1. Section 7.2(c) of the Merger Agreement is hereby amended and restated in its entirety as set forth below:

               "(c) Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period; Partial Release of Shares After First General Escrow Period.

                      (i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the General Expiration Date (with respect to the General Escrow Amount) or the IP Expiration Date (with respect to the IP Escrow Amount) (the period of time from the Effective Time through and including the General Expiration Date or the IP Expiration Date, as the case may be, is referred to herein as the "Escrow Period"); and all shares of Parent Common Stock remaining in the Escrow Fund shall be distributed as set forth in this Section 7.2(c); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Stockholder Agent and the subsequent arbitration of the matter in the manner as provided in


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               Section 7.2(g), to satisfy any unsatisfied claims under this
               Section 7.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such unsatisfied claims, if any, have been resolved, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund not required to satisfy such unsatisfied claims. Deliveries of shares of Parent Common Stock remaining in the Escrow Fund to the stockholders of the Company pursuant to this Section 7.2(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund. Each stockholder of the Company who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Closing Price. Parent shall use its commercially reasonable efforts to have such shares and cash delivered within five (5) Business Days after such resolution.

                      (ii) Notwithstanding the foregoing, upon the six (6) month anniversary of the Effective Time (such time period between the Closing Date and the six (6) month anniversary of the Effective Time, the "First General Escrow Period", and the time period beginning after the six (6) month anniversary of the Closing Date until the General Expiration Date, the "Second General Escrow Period"), fifty percent (50%) of the shares of Parent Common Stock constituting the General Escrow Amount shall be released to the stockholders of the Company ratably in proportion to their respective contributions to the General Escrow Amount as set forth in this Section 7.2(c); provided, however, that if in the reasonable judgment of Parent, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner specified in Section 7.2(g) hereof, the shares of Parent Common Stock remaining in the General Escrow Amount during the Second General Escrow Period after such release of shares of Parent Common Stock would not be sufficient to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of the First General Escrow Period with respect to facts and circumstances existing prior to the expiration of the First General Escrow Period, then a portion of the shares of Parent Common Stock which would otherwise be released upon the expiration of the First General Escrow Period shall instead remain in the Escrow Fund (as part of the General Escrow Amount) until such claims have been resolved. Deliveries of shares of Parent Common Stock to stockholders of the Company pursuant to this Section 7.2(c)(ii) shall be made ratably in proportion to their respective contributions to the General Escrow Amount. Parent shall use its commercially reasonable efforts to have these shares delivered within five (5) Business Days after the expiration of the First General Escrow Period.

                      (iii) Each party hereto, except the Escrow Agent, shall provide the Escrow Agent with their Tax Identification Number
               (TIN) as assigned


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               by the IRS. All interest or other income earned under this
               Agreement shall be allocated and paid as provided herein and reported by the recipient to the IRS as having been so allocated and paid."

        2. The following definitions set forth in Section 10.1 of the Merger Agreement are hereby added to such Section 10.1 as set forth below:

               "First General Escrow Period" shall have the meaning ascribed to such term in Section 7.2(c) of the Merger Agreement (as amended by this Second Amendment).

               "Second General Escrow Period" shall have the meaning ascribed to such term in Section 7.2(c) of the Merger Agreement (as amended by this Second Amendment).

        3. Other than with respect to the Sections of the Merger Agreement specifically enumerated above, this Second Amendment does not modify, change or delete any other addendum, term, provision, representation, warranty or covenant (the "Provisions") relating to or contained in the Merger Agreement, and all such Provisions shall remain in full force and effect.

        4. This Second Amendment shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to its laws as to conflict of laws.

        5. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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       IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Second Amendment to be signed by their duly authorized representatives, all as of the date first written above.

REPLAYTV, INC.                                       SONICBLUE INCORPORATED


By     /s/ Anthony Wood             By     /s/ Kenneth F. Potashner
   --------------------------          -----------------------------------------
Name   Anthony Wood                 Name   Kenneth F. Potashner
     ------------------------             --------------------------------------

Title  CEO                          Title  President and Chief Executive Officer
      -----------------------             --------------------------------------

REWIND ACQUISITION CORP.


By /s/ Kenneth F. Potashner
      -----------------------

Name Kenneth F. Postashner
      -----------------------

Title  President
      -----------------------



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